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ACCOUNTING  TAX  ADVISORY

CohnReznick LLP

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Report of Independent Registered Public Accounting Firm

To the Partners
CWCapital Asset Management LLC

We have examined management of CWCapital Asset Management LLC (“CWCAM”)’s assertion that CWCAM complied with the servicing criteria applicable to it under paragraph (d) of Item 1122 of the Securities and Exchange Commission’s Regulation AB for the special servicing platform (“Platform”) for commercial mortgage-backed securities transaction that were issued on or after January 1, 2006 for which CWCAM acted as the special servicer included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria as of and for the year ended December 31, 2018. CWCAM’s management is responsible for its assertion. Our responsibility is to express an opinion on management’s assertion based on our examination.

Management has determined that the criteria set forth in Sections 1122 (d)(1)(iii), (d)(3)(i)(B), (d)(3)(i)(C), (d)(3)(i)(D), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(v), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) are not applicable to the activities performed by CWCAM, as a special servicer, with respect to CWCAM's Platform. The commercial mortgage-backed securities transactions covered by this Platform are those specified in Appendix B in the accompanying Management's Assertion on Compliance with Regulation AB Criteria.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about management’s assertion. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on CWCAM’s compliance with the specified requirements.

Our examination disclosed the following material noncompliance with servicing criterion 1122(d)(2)(vii)(B) as applicable to CWCAM:

With respect to servicing criterion 1122(d)(2)(vii)(B), certain bank reconciliations were not prepared within 30 calendar days after the bank statement cut-off date.

In our opinion, except for the material noncompliance described above, management’s assertion that CWCAM complied with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB included in the accompanying Management’s Assertion on Compliance with Regulation AB Criteria is fairly stated, in all material respects.

We do not express an opinion or any form of assurance on Management’s Discussion on Material Instance of Noncompliance in Schedule B to the Management’s Assertion.

/s/ CohnReznick LLP

Bethesda, Maryland
February 28, 2019